Exhibit 99.1
Schrödinger Reports Third Quarter 2025 Financial Results

Third Quarter Total Revenue of $54.3 Million, Software Revenue of $40.9 Million

Updates 2025 Financial Guidance

New York, November 5, 2025 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the quarter ended September 30, 2025.

"Schrödinger delivered a solid third quarter with software revenue growth of 28%, reflecting the industry’s increasing demand for our leading computational platform,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “While we are encouraged by the continued high level of customer engagement as the macroeconomic pressures that have affected the industry stabilize, we have lowered our software revenue growth guidance by two percent to 8% to 13%. This updated guidance reflects current expectations regarding the timing of pharma scale-up opportunities.”

“In our therapeutics portfolio, we are continuing to make strong progress advancing our collaborations and have increased our expectations for drug discovery revenue this year. Beyond our planned clinical investments to complete the Phase 1 dose-escalation studies for SGR-1505 and SGR-3515, we do not intend to advance discovery programs into the clinic independently. This shift toward a discovery-focused therapeutics R&D model has the potential to deliver significant long-term value through licensing, new ventures, and discovery collaborations,” Dr. Farid continued. “These actions, coupled with expense-reduction measures we undertook earlier this year, are expected to result in savings of approximately $70 million and improve our operational efficiency and long-term profitability profile.”

Third Quarter 2025 Financial Results
•Total revenue for the third quarter increased 54% to $54.3 million, compared to $35.3 million in the third quarter of 2024.
•Software revenue for the third quarter increased 28% to $40.9 million, compared to $31.9 million in the third quarter of 2024 reflecting growth in hosted and on-premise contracts.
•Drug discovery revenue was $13.5 million for the third quarter, compared to $3.4 million in the third quarter of 2024. The increase was primarily due to the recognition of revenue from upfront payments associated with advancing ongoing collaborations.
•Software gross margin for both the third quarter of 2025 and the third quarter of 2024 was 73%.
•Operating expenses were $74.0 million for the third quarter, compared to $86.2 million for the third quarter of 2024. The decrease was primarily due to lower R&D expenditure and employee-related expenses.
•Other income was $13.3 million for the third quarter, which included changes in fair value of equity investments and interest income, compared to other income of $30.2 million for the third quarter of 2024.
•Net loss for the third quarter was $32.8 million, compared to $38.1 million in the third quarter of 2024.
•Cash, cash equivalents, restricted cash and marketable securities were $401.0 million at the end of the third quarter compared to $367.5 million at December 31, 2024.

	Three Months Ended
	September 30,
	2025	2024	% Change
	(in millions)
Total revenue	$54.3	$35.3	54%
Software revenue	40.9	31.9	28%
Drug discovery revenue	13.5	3.4	295%
Software gross margin	73%	73%
Operating expenses	$74.0	$86.2	(14)%
Other income	$13.3	$30.2	—
Net loss	$(32.8)	$(38.1)	—

For the three and nine months ended September 30, 2025 Schrödinger reported a GAAP net loss of $32.8 million and $135.8 million, respectively, compared to a GAAP net loss of $38.1 million and $146.9 million for the three and nine months ended September 30, 2024, respectively. For the three and nine months ended September 30, 2025, Schrödinger reported a non-GAAP net loss of $42.3 million and $136.5 million, respectively, compared to a non-GAAP net loss of $63.7 million and $174.2 million for the three and nine months ended September 30, 2024, respectively. See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of non-GAAP net loss to GAAP net loss.

2025 Financial Outlook
Today Schrödinger updated its 2025 full-year guidance for software revenue growth, drug discovery revenue, and software gross margin. The company’s financial expectations for the fiscal year ending December 31, 2025 are as follows:
•Software revenue growth is now expected to range from 8% to 13% compared to the prior expectation of 10% to 15%.
•Drug discovery revenue is now expected to range from $49 million to $52 million compared to the prior expectation of $45 million to $50 million.
•Software gross margin is now expected to range from 73% to 75% compared to the prior expectation of 74% to 75%.
•Operating expenses in 2025 are expected to be lower than 2024.
•Cash used for operating activities in 2025 is expected to be significantly lower than cash used for operating activities in 2024.

Key Highlights
Pipeline
•The company is continuing to progress the Phase 1 clinical study of SGR-3515, the company’s Wee1/Myt1 co-inhibitor, in patients with advanced solid tumors. Initial clinical data are now expected in the first half of 2026 as the company works toward completing dose escalation.

•In November, Schrödinger announced that new data on SGR-1505, the company’s MALT-1 inhibitor, will be presented during a poster session at the American Society of Hematology 67th Annual Meeting taking place December 6-9, 2025. The data characterize the mutational profile and clinical response to SGR-1505 treatment in patients who have relapsed or become refractory to Bruton tyrosine kinase inhibitors (BTKi) treatment or who have been double-exposed to BTKi and B-cell lymphoma 2 inhibitors. These data demonstrate that SGR-1505 represents a promising therapeutic option for patients who become resistant to standard-of-care therapies. The company is completing the Phase 1 package and continues to explore strategic opportunities to advance the development of SGR-1505.

In October, the U.S. Food and Drug Administration granted SGR-1505 Orphan Drug Designation for the treatment of Waldenström macroglobulinemia.

Additionally, Schrödinger scientists recently published research in the Journal of Medicinal Chemistry highlighting the power of integrating physics-based modeling and machine learning to accelerate the discovery of SGR-1505.

•In October, Schrödinger presented initial preclinical data for SGR-5573, the company’s potent, selective, brain-penetrant inhibitor of osimertinib-resistant EGFR variants at the European Society of Medical Oncology Congress. The data demonstrated that SGR-5573 is potent against resistant EGFR variants, has strong wild-type selectivity, and has robust anti-tumor activity in preclinical brain metastases models.

•Schrödinger recently selected SGR-6016, a brain-penetrant NLRP3 inhibitor development candidate. SGR-6016, the company’s fifth development candidate since 2021, is structurally distinct from known NLRP3 inhibitors, with a favorable preclinical potency, selectivity, and preliminary safety profile.

Platform
•In August, Schrödinger scientists published research in Nature Communications describing computational approaches to achieve kinome-wide selectivity in drug discovery campaigns, using the discovery of selective Wee1 kinase inhibitors as a case study, and to provide a general roadmap to accelerate drug discovery campaigns.

Collaborations
•In October, Copernic Catalysts announced the creation of a new, more efficient, ammonia synthesis catalyst. This new chemistry reduces energy consumption used in ammonia production by up to 47%, representing substantial cost savings and environmental benefits for industrial producers. Copernic and Schrödinger are collaborating on this research, and Schrödinger holds an equity position in Copernic.

•Also in October, scientists from Nimbus, a company co-founded by Schrödinger, and Takeda published results from the Phase 2b study of zasocitinib, an investigational TYK2 inhibitor, in patients with active psoriatic arthritis. In the trial, a statistically significant proportion of patients receiving zasocitinib achieved an American College of Rheumatology 20 response at week 12 versus placebo with no new safety signals observed. A Phase 3 study of zasocitinib in patients with psoriasis is ongoing.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its third quarter 2025 financial results on Wednesday, November 5, 2025, at 4:30 p.m. ET. The live webcast can be accessed under “Events & Presentations” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share, differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and internal programs. Founded in 1990, Schrödinger has approximately 800 employees operating from 15 locations globally. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2025, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software business and advance its collaborative and proprietary drug discovery programs, its ability to realize potential benefits and estimated savings from the restructuring and other cost reductions, including the phasing out of independent clinical development activities,the long-term potential of its business, its ability to improve and advance the science underlying its platform, including its ability to improve drug discovery, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its product candidates, including SGR-1505 and SGR-3515, its MALT1 and Wee1/Myt1 inhibitors, the clinical potential and favorable properties of its collaborators’ product candidates, the potential for SGR-1505 to be used for the treatment of relapsed/refractory B-cell malignancies, including Waldenström macroglobulinemia, its plans to explore strategic opportunities for the continued clinical development of SGR-1505, potential partnering and other business development activities for its programs, including SGR-6016, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Securities and Exchange Commission on November 5, 2025, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Madden (Investors and Media)

Schrödinger, Inc.
617-286-6264

Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodemo (Media)
Schrödinger, Inc.
allie.nicodemo@schrodinger.com
617-356-2325

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Software products and services	$40,858	$31,884	$130,218	$100,703
Drug discovery	13,466	3,406	38,416	18,519
Total revenues	54,324	35,290	168,634	119,222
Cost of revenues:
Software products and services	11,111	8,479	37,662	23,622
Drug discovery	15,174	9,083	45,651	27,647
Total cost of revenues	26,285	17,562	83,313	51,269
Gross profit	28,039	17,728	85,321	67,953
Operating expenses:
Research and development	42,757	50,977	131,739	152,423
Sales and marketing	9,524	10,349	30,625	30,213
General and administrative	21,705	24,824	72,696	73,901
Total operating expenses	73,986	86,150	235,060	256,537
Loss from operations	(45,947)	(68,422)	(149,739)	(188,584)
Other income:
Gain (loss) on equity investments	—	—	—	—
Change in fair value of equity investments	9,691	25,459	1,175	27,763
Other income	3,623	4,737	13,265	14,363
Total other income	13,314	30,196	14,440	42,126
Loss before income taxes	(32,633)	(38,226)	(135,299)	(146,458)
Income tax expense (benefit)	162	(90)	477	449
Net loss	$(32,795)	$(38,136)	$(135,776)	$(146,907)
Net loss per share of common and limited common stockholders, basic and diluted:	$(0.45)	$(0.52)	$(1.85)	$(2.02)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	73,613,090	72,813,006	73,368,247	72,606,033

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$172,120	$147,326
Restricted cash	9,753	15,331
Marketable securities	219,113	204,798
Accounts receivable, net of allowance for doubtful accounts of $420 and $210	29,384	235,692
Unbilled and other receivables, net of allowance for unbilled receivables of $140 and $100	28,016	19,641
Prepaid expenses	13,336	12,205
Total current assets	471,722	634,993
Property and equipment, net	20,738	24,196
Equity investments	44,382	43,208
Goodwill	4,791	4,791
Right of use assets - operating leases	105,107	111,883
Other assets	6,920	4,155
Total assets	$653,660	$823,226
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	9,218	$10,666
Accrued payroll, taxes, and benefits	27,986	42,110
Deferred revenue	82,283	111,944
Lease liabilities - operating leases	16,740	16,755
Other accrued liabilities	8,886	10,272
Total current liabilities	145,113	191,747
Deferred revenue, long-term	92,390	108,814
Lease liabilities - operating leases, long-term	94,694	101,074
Other liabilities, long-term	111	146
Total liabilities	332,308	401,781
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 64,470,221 and 63,710,409 shares issued and outstanding at September 30, 2025 and December 31, 2024 , respectively	645	637
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	92	92
Additional paid-in capital	981,853	946,037
Accumulated deficit	(661,317)	(525,541)
Accumulated other comprehensive income	79	220
Total stockholders' equity	321,352	421,445
Total liabilities and stockholders' equity	$653,660	$823,226

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(135,776)	$(146,907)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss on equity investments	—	—
Fair value adjustments of equity investments	(1,175)	(27,763)
Depreciation and amortization	4,585	4,395
Stock-based compensation	33,047	37,424
Noncash investment accretion	(2,347)	(6,260)
Loss on disposal of property and equipment	20	8
Decrease (increase) in assets:
Accounts receivable, net	206,308	52,711
Unbilled and other receivables	(8,375)	(8,418)
Reduction in the carrying amount of right of use assets - operating leases	6,776	7,914
Prepaid expenses and other assets	(3,896)	(5,314)
(Decrease) increase in liabilities:
Accounts payable	(1,302)	(5,442)
Accrued payroll, taxes, and benefits	(14,124)	1,848
Deferred revenue	(46,085)	(18,301)
Lease liabilities - operating leases	(6,395)	(7,738)
Other accrued liabilities	(1,269)	(4,412)
Net cash provided by (used in) operating activities	29,992	(126,255)
Cash flows from investing activities:
Purchases of property and equipment	(1,401)	(6,438)
Purchases of equity investments	—	(3,000)
Proceeds from disposition and sale of equity investments	—	48,798
Purchases of marketable securities	(243,707)	(187,466)
Proceeds from maturity of marketable securities	231,598	273,467
Net cash (used in) provided by investing activities	(13,510)	125,361
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	2,777	1,356
Principal payments on finance leases	(43)	(43)
Proceeds from issuance of common stock in ATM offering, net	—	8,691
Net cash provided by financing activities	2,734	10,004
Net increase in cash and cash equivalents and restricted cash	19,216	9,110
Cash and cash equivalents and restricted cash, beginning of period	162,657	161,066
Cash and cash equivalents and restricted cash, end of period	$181,873	$170,176

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$650	$847
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	16	30
Purchases of property and equipment in accrued liabilities	6	138
Acquisition of right of use assets - operating leases, contingency resolution	—	2,848

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net loss (GAAP)	$(32,795)	$(38,136)	$(135,776)	$(146,907)
Income tax expense (benefit)	162	(90)	477	449
(Gain) loss on equity investments	—	—	—	—
Change in fair value	(9,691)	(25,459)	(1,175)	(27,763)
Non-GAAP net loss	$(42,324)	$(63,685)	$(136,474)	$(174,221)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.57)	$(0.87)	$(1.86)	$(2.40)
Weighted average shares used to compute non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	73,613,090	72,813,006	73,368,247	72,606,033